Stock Building Supply Announces 2014 Fourth Quarter and Full Year Results

Raleigh, NC - February 24, 2015 - Stock Building Supply Holdings, Inc. (Nasdaq: STCK) (the “Company”), a diversified lumber and building materials distributor and solutions provider that sells primarily to new construction and remodeling contractors, today reported its financial results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter 2014 Financial Highlights

•	Net sales of $317.1 million, up 3.9%, compared to $305.2 million for the fourth quarter of 2013

•	Operating income of $5.4 million, compared to $5.1 million for the fourth quarter of 2013

•	Net income of $3.1 million, compared to $3.0 million for the fourth quarter of 2013

•	Adjusted EBITDA of $10.6 million, up 11.2%, compared to $9.6 million for the fourth quarter of 2013

•	Cash provided by operating activities of $12.1 million, compared to cash used in operating activities of $5.7 million for the fourth quarter of 2013

Full Year 2014 Financial Highlights

•	Net sales of $1,295.7 million, up 8.2%, compared to $1,197.0 million for full year 2013

•	Operating income of $18.3 million, compared to $0.8 million for full year 2013

•	Net income of $10.4 million compared to net loss of $4.6 million for full year 2013

•	Adjusted EBITDA of $36.9 million, up 32.7%, compared to $27.8 million for full year 2013

•	Cash provided by operating activities of $16.9 million, compared to cash used in operating activities of $40.3 million for full year 2013

Commenting on the Company’s results, Jeff Rea, Chief Executive Officer of Stock Building Supply, stated, “During 2014, the U.S. housing market maintained a gradual and steady pace of recovery and our business teams continued to drive solid relative growth across our end-use market segments. Focused execution on our initiatives to grow strategic product and customer segment categories enabled our local market teams to deliver net sales volume growth of nearly 10% for full year 2014. We successfully leveraged this above-market growth to increase gross profit dollars by over 12% and Adjusted EBITDA by nearly 33% compared to 2013. In addition, we continued to invest in our distribution, manufacturing and technology platforms to expand our strategic service capabilities, which we believe will enhance our profitable growth potential.”

Jim Major, Executive Vice President and Chief Financial Officer, stated, “During the fourth quarter, we realized additional benefits from our productivity initiatives, with selling, general and administrative expenses as a percent of net sales declining by 40 basis points to 21.4% as compared to 21.8% in the fourth quarter of 2013. Our fourth quarter gross margin percentage of 23.9% improved 10 basis points compared to the third quarter of 2014, and contributed to a full year gross margin percentage of 23.7%. This represents an 80 basis point improvement compared to full year 2013, which further demonstrates the benefits of growing our value-added structural component and millwork product offerings and the strategic operational improvements being made by our local service teams. For the year, our pull-through of incremental net sales dollars to Adjusted EBITDA was 9.2% and cash provided by operating activities increased by $57.2 million compared to 2013.”

Fourth Quarter 2014 Financial Results Compared to Prior Year Period
Net sales for the fourth quarter of 2014 totaled $317.1 million, up $11.9 million, or 3.9%, compared to $305.2 million in the fourth quarter of 2013. The Company estimates net sales increased approximately 4.2% related to sales volume, which was partially offset by reduced selling prices on commodity products.

Gross profit in the fourth quarter of 2014 was $75.8 million, up $2.1 million, or 2.8%, compared to $73.7 million in the fourth quarter of 2013, driven by increased sales volume. The gross margin percentage for the fourth quarter of 2014 decreased 30 basis points to 23.9% from 24.2% in the fourth quarter of 2013, primarily as a result of higher recognition of income from supplier consideration in the fourth quarter of 2013.

Selling, general and administrative expenses during the fourth quarter of 2014 were $67.8 million, up $1.3 million, or 2.0%, from $66.5 million in the fourth quarter of 2013. This increase was primarily driven by variable shipping and handling costs related to higher sales volume.

Operating income in the fourth quarter of 2014 was $5.4 million, compared to $5.1 million in the fourth quarter of 2013. Net income during the quarter totaled $3.1 million, or $0.12 per diluted share, compared to a net income of $3.0 million, or $0.11 per diluted share, in the fourth quarter of 2013.

Adjusted EBITDA in the fourth quarter of 2014 totaled $10.6 million, up $1.0 million, compared to $9.6 million in the fourth quarter of 2013. Adjusted income from continuing operations for the fourth quarter of 2014 was $3.9 million, compared to $3.6 million in the fourth quarter of 2013. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided as an appendix to this release.

Full Year 2014 Financial Results Compared to Prior Year
Net sales for 2014 totaled $1,295.7 million, up $98.7 million, or 8.2%, compared to $1,197.0 million in 2013. The Company estimates net sales increased approximately 9.6% related to sales volume, which was offset by approximately 1.4% in reduced selling prices on commodity products.

Gross profit in 2014 was $307.7 million, up $33.3 million, or 12.1%, compared to $274.4 million in 2013, driven by increased sales volume. The 2014 gross margin percentage increased 80 basis points to 23.7% from 22.9% in 2013, primarily as a result of improved gross margins on sales of structural components and lumber & lumber sheet goods, a higher percentage of total net sales being derived from non-commodity product offerings and increases in supplier consideration due to higher purchase volumes.

Selling, general and administrative expenses for 2014 were $279.7 million, up $24.8 million, or 9.7%, from $254.9 million in 2013. Variable costs to serve higher sales volume, such as shipping and handling expenses, increased by $9.5 million. Other salary, wage, benefit and taxation costs increased $11.5 million, primarily as a result of selected headcount additions to serve higher sales volume and generate future sales growth opportunities, increased associate health care costs and non-cash compensation expense.

Operating income for 2014 was $18.3 million compared to $0.8 million in 2013. Net income for 2014 was $10.4 million, or $0.40 per diluted share, compared to a net loss of $4.6 million, or $(0.36) per diluted share, in 2013. During 2013, the Company’s operating income and net loss were impacted by $10.0 million of IPO transaction-related costs.

Adjusted EBITDA in 2014 totaled $36.9 million, up $9.1 million, compared to $27.8 million in 2013. Adjusted income from continuing operations in 2014 increased $5.6 million to $13.0 million, compared to $7.4 million in 2013. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided as an appendix to this release.

Liquidity and Capital Resources
Total liquidity as of December 31, 2014 was approximately $78.4 million, which includes cash and cash equivalents of $5.8 million and $72.6 million of borrowing availability under our existing revolver.

Capital expenditures during the fourth quarter and full year 2014 totaled $22.5 million and $43.3 million, respectively, primarily to fund purchases of delivery fleet, material handling equipment, technology investments, and the purchase of an existing facility that the Company had previously leased. In February 2015, the Company sold this facility and entered into a new long-term lease.

Outlook
“2014 represented another year of solid progress for our Company, and we see many opportunities to continue to enhance our customer service capabilities, expand and improve our business performance, and maintain strong top line and earnings growth,” stated Mr. Rea. “As we look ahead to 2015, we remain encouraged by macro-economic trends that continue to support growth in residential new construction and remodeling activity; therefore, we intend to maintain our pace of investment in our product and service capabilities in order to capture additional profitable growth opportunities in our core customer segments.”

Conference Call
Stock Building Supply will host a conference call on Tuesday, February 24, 2015 at 10:00 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 877-870-5176, or for international callers, 858-384-5517. The passcode for the live call and the replay is 13601207. The telephonic replay will be available until 11:59 pm (Eastern Time) on March 3, 2015. The live webcast and archived replay can also be accessed on the Company’s investor relations website at ir.stocksupply.com. The online archive of the webcast will be available for approximately 90 days.

About Stock Building Supply
Stock Building Supply operates in 21 metropolitan areas in 14 states primarily in the South and West regions of the United States (as defined by the U.S. Census Bureau). Today, we serve our customers from 68 strategically located facilities. We offer a broad range of products, including lumber and lumber sheet goods, millwork, doors, flooring, windows, structural components, engineered wood products, trusses, wall panels and other exterior products. Our customer base includes production homebuilders, custom homebuilders and remodeling contractors.

Non-GAAP Financial Measures
This press release presents Adjusted EBITDA and Adjusted income from continuing operations, which are non-GAAP financial measures within the meaning of applicable Securities and Exchange Commission (“SEC”) rules and regulations. For a reconciliation of Adjusted EBITDA and Adjusted income from continuing operations to the most comparable GAAP measure and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.”

Forward-Looking Statements
This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These risks include, but are not limited to, the following: (i) the state of the homebuilding industry and repair and remodeling activity; (ii) seasonality and cyclicality of the building products supply and services industry; (iii) competitive industry pressures and competitive pricing pressure from our customers; (iv) inflation or deflation of commodity prices; (v) litigation or claims relating to our products and services; (vi) our ability to maintain profitability; (vii) our ability to attract and retain key employees and (viii) product shortages and relationships with key suppliers. Further information regarding factors that could impact our financial and other results can be found in the Risk Factors section of our Annual Report on Form 10-K, filed with the SEC on March 4, 2014, and subsequent filings with the SEC. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect our actual performance and results and could cause actual results to differ materially from those expressed in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact
Stock Building Supply Holdings, Inc.
Mark Necaise
(919) 431-1021
or
Solebury Communications Group LLC
Richard Zubek
(919) 431-1133

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
(in thousands, except share and per share amounts)
Net sales	$317,087	$305,190	$1,295,716	$1,197,037
Cost of goods sold	241,281	231,468	988,062	922,634
Gross profit	75,806	73,722	307,654	274,403
Selling, general and administrative expenses	67,839	66,477	279,717	254,935
Depreciation expense	1,941	1,174	6,731	5,890
Amortization expense	563	564	2,253	2,236
Impairment of assets held for sale	—	432	48	432
Public offering transaction-related costs	—	—	508	10,008
Restructuring expense	62	11	73	141
	70,405	68,658	289,330	273,642
Income from operations	5,401	5,064	18,324	761
Other income (expenses)
Interest expense	(673)	(643)	(2,684)	(3,793)
Other income, net	177	274	787	870
Income (loss) from continuing operations before income taxes	4,905	4,695	16,427	(2,162)
Income tax expense	1,923	1,798	6,340	2,874
Income (loss) from continuing operations	2,982	2,897	10,087	(5,036)
Income from discontinued operations, net of income tax expense of $68, $6, $201 and $243, respectively	124	60	332	401
Net income (loss)	3,106	2,957	10,419	(4,635)
Redeemable Class B Senior Preferred stock deemed dividend	—	—	—	(1,836)
Income (loss) attributable to common stockholders	$3,106	$2,957	$10,419	$(6,471)

Weighted average common shares outstanding
Basic	25,915,214	25,586,462	25,764,484	18,205,892
Diluted	26,247,587	26,194,684	26,226,115	18,205,892

Basic income (loss) per share
Income (loss) from continuing operations	$0.12	$0.12	$0.39	$(0.38)
Income from discontinued operations	—	—	0.01	0.02
Net income (loss) per share	$0.12	$0.12	$0.40	$(0.36)

Diluted income (loss) per share
Income (loss) from continuing operations	$0.12	$0.11	$0.39	$(0.38)
Income from discontinued operations	—	—	0.01	0.02
Net income (loss) per share	$0.12	$0.11	$0.40	$(0.36)

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2014	December 31, 2013
(in thousands, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$5,806	$1,138
Restricted assets	1,076	460
Accounts receivable, net	114,448	111,285
Inventories, net	98,259	91,303
Costs in excess of billings on uncompleted contracts	7,981	7,921
Assets held for sale	—	2,363
Current income taxes receivable	4,863	—
Prepaid expenses and other current assets	11,718	9,332
Deferred income taxes	4,081	3,332
Total current assets	248,232	227,134
Property and equipment, net of accumulated depreciation	90,611	56,039
Intangible assets, net of accumulated amortization	22,536	24,789
Goodwill	7,186	7,186
Restricted assets	861	1,359
Other assets	1,792	2,033
Total assets	$371,218	$318,540
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$72,029	$64,984
Accrued expenses and other liabilities	32,957	30,528
Income taxes payable	—	2,989
Current portion of restructuring reserve	892	1,594
Current portion of capital lease obligation	1,706	1,240
Billings in excess of costs on uncompleted contracts	592	1,599
Total current liabilities	108,176	102,934
Revolving line of credit	90,114	59,072
Long-term portion of capital lease obligation	5,955	6,011
Deferred income taxes	18,880	15,496
Other long-term liabilities	7,222	7,346
Total liabilities	230,347	190,859
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding at December 31, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 26,176,056 and 26,112,007 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	262	261
Additional paid-in capital	147,340	144,570
Retained deficit	(6,731)	(17,150)
Total stockholders' equity	140,871	127,681
Total liabilities and stockholders' equity	$371,218	$318,540

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Year Ended December 31,
	2014	2013
(in thousands)
Cash flows from operating activities
Net income (loss)	$10,419	$(4,635)
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation expense	11,090	9,827
Amortization of intangible assets	2,253	2,236
Amortization of debt issuance costs	466	596
Deferred income taxes	2,635	(1,257)
Non-cash stock compensation expense	2,669	1,049
Impairment of assets held for sale	96	432
(Gain) loss on sale of property, equipment and real estate	(1,314)	(60)
Gain on reduction of earnout liability	—	(195)
Bad debt expense	523	1,051
Change in assets and liabilities
Accounts receivable	(3,686)	(21,008)
Inventories, net	(6,956)	(16,858)
Costs in excess of billings on uncompleted contracts	(60)	(2,745)
Prepaid expenses and other current assets	(2,292)	(650)
Current income taxes receivable/payable	(4,911)	50
Other assets	(39)	(13)
Accounts payable	9,675	(10,795)
Accrued expenses and other liabilities	(1,794)	3,736
Restructuring reserve	(1,779)	(1,522)
Billings in excess of costs on uncompleted contracts	(1,007)	360
Other long-term liabilities	953	137
Net cash provided by (used in) operating activities	16,941	(40,264)
Cash flows from investing activities
Purchases of property, equipment and real estate	(43,306)	(7,448)
Proceeds from sale of property, equipment and real estate	3,783	3,754
Change in restricted assets	(118)	4,204
Purchases of businesses	—	(2,373)
Net cash used in investing activities	(39,641)	(1,863)
Cash flows from financing activities
Proceeds from revolving line of credit	1,409,955	1,301,290
Repayments of proceeds from revolving line of credit	(1,378,913)	(1,314,436)
Proceeds from issuance of common stock, net of offering costs	—	55,225
Exercise of stock options	15	—
Excess tax benefit related to stock based compensation	89	—
Loans from related parties	—	401
Payments of debt issuance costs	(186)	(298)
Holdback payment related to acquisition	(231)	—
Payments on capital leases	(1,696)	(1,610)
Secured borrowings	(1,665)	2
Net cash provided by financing activities	27,368	40,574
Net increase (decrease) in cash and cash equivalents	4,668	(1,553)
Cash and cash equivalents
Beginning of period	1,138	2,691
End of period	$5,806	$1,138

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three Months Ended December 31, 2014		Three Months Ended December 31, 2013
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$42,205	13.3%	$40,608	13.3%	3.9%
Millwork & other interior products	62,756	19.8%	57,979	19.0%	8.2%
Lumber & lumber sheet goods	104,285	32.9%	98,641	32.3%	5.7%
Windows & other exterior products	69,379	21.9%	67,649	22.2%	2.6%
Other building products & services	38,462	12.1%	40,313	13.2%	(4.6)%
Total net sales	$317,087	100.0%	$305,190	100.0%	3.9%

	Year Ended December 31, 2014		Year Ended December 31, 2013
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$175,051	13.5%	$157,975	13.2%	10.8%
Millwork & other interior products	241,283	18.6%	219,191	18.3%	10.1%
Lumber & lumber sheet goods	447,565	34.6%	428,384	35.8%	4.5%
Windows & other exterior products	271,300	20.9%	249,711	20.9%	8.6%
Other building products & services	160,517	12.4%	141,776	11.8%	13.2%
Total net sales	$1,295,716	100.0%	$1,197,037	100.0%	8.2%

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted EBITDA is defined as income (loss) from continuing operations plus interest expense, income tax expense, depreciation and amortization, impairment of assets held for sale, public offering transaction-related costs, restructuring expense, management fees, non-cash stock compensation expense, acquisition costs, severance and other items related to store closures and other items. Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations plus impairment of assets held for sale, public offering transaction-related costs, restructuring expense, management fees, non-cash stock compensation expense, acquisition costs, severance and other items related to store closures and other items, and after tax effecting those items. Adjusted EBITDA and Adjusted income (loss) from continuing operations are intended as supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We believe that Adjusted EBITDA and Adjusted income (loss) from continuing operations provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. Our management uses Adjusted EBITDA to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and our board of directors. We believe that the use of Adjusted EBITDA and Adjusted income (loss) from continuing operations provide additional tools for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, our calculation of Adjusted EBITDA and Adjusted income (loss) from continuing operations are not necessarily comparable to similarly titled measures reported by other companies. Our management does not consider Adjusted EBITDA or Adjusted income (loss) from continuing operations in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA and Adjusted income (loss) from continuing operations is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA and Adjusted income (loss) from continuing operations do not reflect changes in, or cash requirements for, our working capital needs; (ii) Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt; (iii) Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes; (iv) Adjusted EBITDA and Adjusted income (loss) from continuing operations do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA and Adjusted income (loss) from continuing operations do not reflect any cash requirements for such replacements and (vi) Adjusted EBITDA and Adjusted income (loss) from continuing operations do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted EBITDA and Adjusted income (loss) from continuing operations in conjunction with GAAP results. You should review the reconciliations of income (loss) from continuing operations to Adjusted EBITDA and Adjusted income (loss) from continuing operations below, and should not rely on any single financial measure to evaluate our business.

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of income (loss) from continuing operations to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2014	2013	2014	2013
Income (loss) from continuing operations	$2,982	$2,897	$10,087	$(5,036)
Interest expense	673	643	2,684	3,793
Income tax expense	1,923	1,798	6,340	2,874
Depreciation and amortization	3,599	3,002	13,343	12,060
Impairment of assets held for sale	—	432	48	432
Public offering transaction-related costs	—	—	508	10,008
Restructuring expense	62	11	73	141
Management fees (a)	56	102	182	1,307
Non-cash stock compensation expense	821	476	2,669	1,049
Acquisition costs (b)	176	—	176	257
Severance and other items related to store closures (c)	339	392	779	1,113
Other items (d)	—	(195)	—	(195)
Adjusted EBITDA	$10,631	$9,558	$36,889	$27,803

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of income (loss) from continuing operations to Adjusted income from continuing operations.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2014	2013	2014	2013
Income (loss) from continuing operations	$2,982	$2,897	$10,087	$(5,036)
Impairment of assets held for sale	—	432	48	432
Public offering transaction-related costs	—	—	508	10,008
Restructuring expense	62	11	73	141
Management fees (a)	56	102	182	1,307
Non-cash stock compensation expense	821	476	2,669	1,049
Acquisition costs (b)	176	—	176	257
Severance and other items related to store closures (c)	339	392	779	1,113
Other items (d)	—	(195)	—	(195)
Tax effect of adjustments to continuing operations (e)	(582)	(472)	(1,477)	(1,690)
Adjusted income from continuing operations	$3,854	$3,643	$13,045	$7,386

(a)	Represents the expense for management services provided by the Gores Group LLC (“Gores”) through August 2013 and professional services provided by an affiliate of Gores through 2014.
(b)
Represents (i) $0.2 million for the three months and year ended December 31, 2014 related to the evaluation of acquisition candidates and (ii) $0.2 million and $0.1 million for the year ended December 31, 2013 related to the acquisitions of Chesapeake Structural Systems, Inc., Creative Wood Products, LLC and Chestruc, LLC (collectively “Chesapeake”) and Total Building Services Group, LLC, ("TBSG") respectively.

(c)
Represents severance expense and other items related to closed locations, consisting primarily of pre-tax losses incurred during closure and post-closure activities, and includes a gain on the sale of closed store real estate of approximately $0.5 million during the year ended December 31, 2014.

(d)	Represents a gain of $0.2 million for the three months and year ended December 31, 2013 related to the reduction of an earnout liability associated with the TBSG acquisition.
(e)
The tax effect of adjustments to continuing operations was based on the respective transactions’ income tax rate, which was 40.0%, 38.7%, 37.5% and 34.6% for the three months ended December 31, 2014 and 2013 and the years ended December 31, 2014 and 2013, respectively. The tax effect of adjustments to continuing operations excludes approximately $0.5 million and $9.2 million of non-deductible public offering transaction-related costs for the years ended December 31, 2014 and 2013, respectively.